                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Members of Danka Business Systems PLC

   We consent to incorporation by reference in the registration statements (Nos. 33-75468, 33-75474 and 33-18615) on form S-8, and (Nos. 33-95898, 33-
94596 and 333-8455) on Form S-3 of Danka Business Systems PLC of our report dated June 7, 2001, relating to the consolidated balance sheets of Danka Business Systems PLC and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended March 31, 2001, and related schedule, which report appears in the June 15, 2001 current report on Form 8-K of Danka Business Systems PLC.

   Our report dated June 7, 2001, contains an explanatory paragraph that states that the Company has a substantial amount of indebtedness maturing on March 31, 2002 and April 1, 2002. The Company's need to restructure its indebtedness in order to meet its obligations and repay such indebtedness when it matures raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England

June 15, 2001